RESOLUTIONS


     RESOLVED: That the Board of Directors of CONTINENTAL ASSURANCE COMPANY (the "Company"), a stock insurance company organized under the laws of the State of Illinois, hereby establishes two separate accounts pursuant to Section 245.21 of the Illinois Insurance Code designated (i) the Continental Assurance Company
Variable  Annuity Separate  Account and (ii) the Continental  Assurance  Company
Variable Life Separate Account (hereinafter collectively referred to as the "Separate Accounts") for the following use and purposes and subject to such conditions as hereinafter set forth; and it is further

     RESOLVED: That the Company be and hereby is authorized to enter into and carry on the business of offering to the public for sale variable annuity and variable life insurance contracts of any type or description that may lawfully be offered; and it is further

     RESOLVED: That the Continental Assurance Company Variable Annuity Separate Account be established for the purpose of providing for the issuance by the Company of single premium and flexible premium variable annuity contracts and shall constitute a funding medium to support reserves under such variable annuity contracts ("Variable Annuity Policies") issued by the Company as the Chairman of the Board or President may designate for such purposes; and it is further

     RESOLVED: That the Continental Assurance Company Variable Life Separate Account be established for the purpose of providing for the issuance by the Company of single premium and flexible premium variable life insurance contracts and shall constitute a funding medium to support reserves under such variable life insurance contracts ("Variable Life Insurance Policies") issued by the Company as the Chairman of the Board or President may designate for such purposes; and it is further

     RESOLVED: That such Variable Annuity Policies and Variable Life Insurance Policies shall collectively be referred to herein as "Contracts"; and it is further

     RESOLVED: That the income, gains and losses, whether or not realized, from assets allocated to each of the Separate Accounts shall, in accordance with the Contracts, be credited to or charged against the respective Separate Account without regard to the other income, gains or losses of the Company; and it is further

     RESOLVED: That to the extent provided under the Contracts, that portion of the assets of each of the Separate Accounts equal to the reserves and other contract liabilities with respect to such Separate Accounts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and it is further

     RESOLVED: That the fundamental investment policy of each of the Separate Accounts shall be to invest or reinvest the assets of each of the Separate Accounts in securities issued by the investment companies, including unit investment trusts, registered under the Investment Company Act of 1940 (the "1940 Act"), as may be specified in the Contracts; and it is further

     RESOLVED: That the Chief Executive Officer, any Senior Vice President, any Group Vice President or the Secretary of the Company (the "Officers") be and each of them hereby is authorized, singly to execute and deliver such documents, and to take such actions, as may be necessary or appropriate to implement the purposes of the foregoing and following resolutions with respect to the Separate Accounts; and it is further

     RESOLVED: That each officer and director of the Company who may be required to sign and execute documents with respect to the Separate Accounts or to take actions with respect thereto is hereby authorized to execute a Power of Attorney appointing the Senior Vice President, General Counsel and Secretary and the Senior Vice President, Life Operations, or either of them acting individually his true and lawful attorney to sign in such officer's or such director's name, place and stead (including in any such capacity) such documents or to take such actions, and that each such attorney is hereby authorized to sign such documents and take such actions in the name, place and stead of each such officer and director who shall have executed such Power of Attorney; and it is further

     RESOLVED: That the Officers with assistance from the Company's independent certified public accountants, legal counsel and independent consultants or others as any of them may require, be and each of them hereby is authorized and directed, singly, to take all action necessary to: (a) register each of the Separate Accounts as a unit investment trust under the 1940 Act; (b) register the Contracts in such amounts, which may be an indefinite amount, as the Officers may, from time to time deem appropriate under the Securities Act of 1933 (the "1933 Act"); (c) take all other actions that are necessary in connection with the offering of the Contracts for sale and the operation of the Separate Accounts in order to comply with the 1940 Act, the Securities Exchange Act of 1934, the 1933 Act, and other applicable Federal laws, including the filing of any amendments to registration statements, any undertakings, and any applications for exemptions from the 1940 Act or other applicable federal laws as the Officers shall deem necessary or appropriate; and (d) take all other actions that are deemed by the Officers necessary and appropriate in order to offer such Contracts in any states in which the Company is licensed and authorized; and it is further

     RESOLVED: That the Officers be and each of them hereby is authorized, singly, to execute such agreement or agreements as deemed necessary and appropriate (i) with CNA Investor Services, Inc. ("ISI") or other qualified entity under which ISI or such other entity will be appointed principal underwriter and distributor for the Contracts and (ii) with one or more qualified entities to provide administrative and/or custody services in connection with the establishment and maintenance of the Separate Accounts and the design, issuance and administration of the Contracts.